News Release Communications Department 1111 West Jefferson Street P.O. Box 50 Boise, Idaho 83728-0001	Logo
Media Contact: Ralph Poore (Office) (208) 384-7294 (Home) (208) 331-2023	Investor Contact: Vincent Hannity (Office) (208) 384-6390 (Home) (208) 345-8141

FOR IMMEDIATE RELEASE:  January 17, 2002

BOISE CASCADE ANNOUNCES
FOURTH QUARTER AND 2001 FINANCIAL RESULTS

* * * *

Fourth-Quarter 2001 Earnings Were 3 Cents Per Share Before Nonroutine Items

          BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) today reported 2001 net income of $46.8 million, or 57 cents per diluted share, before nonroutine items, compared with $121.3 million, or $1.80 per diluted share, before nonroutine items, in 2000. Including nonroutine items, the company recorded a 2001 net loss of $42.5 million, or 96 cents per diluted share, compared with earnings of $178.6 million, or $2.73 per diluted share, in 2000.
Financial Highlights ($ in millions, except per share amounts)
	2001	2000	4Q 2001	4Q 2000	3Q 2001
Sales	$7,422	$7,807	$1,757	$1,865	$1,874
Before nonroutine items
Net income	$46.8	$121.3	$5.0	$20.7	$12.2
Net income per diluted share	$0.57	$1.80	$0.03	$0.29	$0.16
After nonroutine items
Net income (loss)	$(42.5)	$178.6	$(41.7)	$23.4	$15.0
Net income (loss) per diluted share	$(0.96)	$2.73	$(0.78)	$0.34	$0.20

          Sales in 2001 were $7.4 billion, compared with $7.8 billion in 2000. The 5% decrease in sales was due primarily to divestitures and a weakening of demand in office products distribution and a decline in product prices in both our paper and building products businesses.

          George J. Harad, Boise Cascade's chairman and chief executive officer, said, "Each of our businesses performed well in a weak economy that grew weaker as the year unfolded. Our office products business posted an increase in operating income even as sales declined. Effective cost controls in our paper and building products businesses helped offset the effect of weak product prices."

          Excluding nonroutine items, net income in fourth quarter 2001 was $5.0 million, or 3 cents per diluted share, compared with $20.7 million, or 29 cents per diluted share, in fourth quarter 2000 and $12.2 million, or 16 cents per diluted share, in third quarter 2001. Based on developments late in the fourth quarter, we recorded two nonroutine items, which resulted in a noncash, pretax charge of $49.3 million, or 81 cents per diluted share. These nonroutine items were for the write-down of our investment in a promotional products company in which office products has an equity interest and the reversal of reserves related to the sale in 2000 of our European office products operations. Including nonroutine items, the company recorded a net loss of $41.7 million, or 78 cents per diluted share, in fourth quarter 2001.

          Sales in fourth quarter 2001 were $1.8 billion, a decline from sales of $1.9 billion in fourth quarter 2000. Sales were $1.9 billion in third quarter 2001.

REVIEW OF OPERATIONS

          Office Products. Operating income in the office products segment, before nonroutine items, was $146.7 million in 2001, compared with $141.0 million in 2000. Return on sales, before nonroutine items, was 4.1% in 2001, compared with 3.8% in 2000. Sales in 2001 were $3.5 billion, a 4% decrease from 2000 sales. Same location sales declined 2% year-over-year due primarily to the weak economy which reduced demand for office products by continuing customers.
Office Products Financial Highlights ($ in millions)
	2001	2000	4Q 2001	4Q 2000	3Q 2001
Sales	$3,536	$3,697	$857	$921	$848
Before nonroutine items
Operating Income	$146.7	$141.0	$39.9	$36.2	$37.0
After nonroutine items
Operating income (loss)	$97.4	$236.6	$(9.4)	$34.0	$37.0

          Operating income in fourth quarter 2001 was $39.9 million, compared with $36.2 million in fourth quarter 2000, before nonroutine items, and $37.0 million in third quarter 2001. Sales for the quarter decreased 7% to $857 million, compared with $921 million in fourth quarter 2000. Same location sales for the quarter declined 5% compared with fourth quarter 2000. Despite the sales decline, operating income rose 10% over the prior-year level. Return on sales increased to 4.7%, up from 3.9% a year ago.

          Building Products. Operating income in our building products segment was $36.7 million in 2001, before nonroutine items, compared with $52.1 million in 2000. The decline in operating income was due primarily to reduced prices for plywood, oriented strand board (OSB), and lumber. Unit sales volumes in 2001 for plywood and lumber were also lower due to the closure of our Idaho wood products operations at midyear. Sales in building materials distribution were about flat with those of a year ago as lower prices were offset by higher sales volumes. Sales of our engineered wood products grew 3%. Delivered-log costs in 2001 were 5% lower than in 2000.
Building Products Financial Highlights ($ in millions)
	2001	2000	4Q 2001	4Q 2000	3Q 2001
Sales	$2,388	$2,483	$537	$545	$646
Before nonroutine items
Operating Income	$36.7	$52.1	$5.5	$2.0	$14.2
After nonroutine items
Operating income (loss)	$(22.3)	$52.1	$5.5	$2.0	$14.2

          Operating income in building products in fourth quarter 2001 was $5.5 million, modestly stronger than the $2.0 million we reported in fourth quarter 2000, but down from $14.2 million in third quarter 2001. Compared with third quarter 2001, average prices for plywood and OSB declined 13% and 22%, respectively, while average pine lumber prices rose 8%. Unit sales volume for plywood fell off sequentially, as did dollar sales volumes in building materials distribution and engineered wood products.

          Paper. Operating income for 2001 in the paper segment was $70.7 million, compared with $202.6 million in 2000. Operating income declined because prices fell 4% on average and unit sales volume fell about 2%. In addition, energy costs in this segment were 25% higher in 2001 than in 2000 but were offset in part by lower fiber and other manufacturing costs. We took approximately 150,000 tons of market-related curtailment in 2001, mostly in uncoated free sheet.
Paper Financial Highlights ($ in millions)
	2001	2000	4Q 2001	4Q 2000	3Q 2001
Sales	$1,942	$2,048	$474	$488	$486
Operating Income	$70.7	$202.6	$6.2	$40.1	$15.3

          Operating income in fourth quarter 2001 was $6.2 million, compared with $40.1 million in fourth quarter 2000 and $15.3 million in third quarter 2001. Weighted average prices for the 674,000 tons of paper Boise Cascade sold during the quarter decreased $34 per ton, or 6%, from third quarter 2001 levels. The effect of price declines was offset partially by higher unit volumes and improved manufacturing costs. We took approximately 40,000 tons of market-related curtailment in the quarter, almost all in uncoated free sheet.

OUTLOOK

          "The recession in the U.S. economy is continuing to dampen demand in all of our businesses. Boise Cascade's near-term results are likely to be weak," Harad said. "Sales in office products in early 2002 are running below prior-year levels. Product prices in paper are currently lower than fourth-quarter averages, and we expect to continue to take market-related curtailment. Building products markets are at seasonal low points."

          "However, despite this difficult environment, our businesses are operating well. As the U.S. economy recovers, the company should demonstrate its improved earning power."

          Boise Cascade Corporation, headquartered in Boise, Idaho, is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. The company owns and manages more than 2 million acres of timberland in the United States. A leader in sustainable forestry, Boise Cascade uses third-party audits and an advisory council of independent experts in its Forest Stewardship Program to ensure the protection of wildlife, plants, soil, and air and water quality. Visit the Boise Cascade website at http://www.bc.com.

CONFERENCE CALL

          Boise Cascade will host a conference call for investors on Thursday, January 17, 2002, at noon Eastern time. You can join the conference call by dialing (800) 374-0165 five minutes before the beginning of the call. A link to an audio webcast of the call is available on the Boise Cascade web site. A recording of the conference call will be available from 2 p.m. Eastern time on January 17, 2002, through 12 midnight Eastern time on January 24, 2002, at (706) 645-9291, access code 2854054. The audio webcast will be available until February 17.

FORWARD-LOOKING STATEMENTS

          The outlook section of this release includes forward-looking statements within the meaning of the federal securities laws. A number of risks and uncertainties may cause actual results to differ materially from the results indicated by these forward-looking statements. These risks and uncertainties include, among other things, fluctuations in production, curtailment, capacity, and demand across pulp, paper, and wood products markets; changes in economic conditions in the United States and abroad; and other factors included in our filings with the Securities and Exchange Commission.

BOISE CASCADE CORPORATION AND SUBSIDIARIES

STATEMENTS OF INCOME (LOSS) (1)
(Unaudited) (thousands, except per-share data)
	Three Months Ended December 31		Year Ended December 31
	2001	2000	2001	2000
Sales	$1,756,700	$1,864,769	$7,422,175	$7,806,657

Costs and expenses
Materials, labor, and other operating expenses	1,416,365	1,459,710	5,990,601	6,193,863
Depreciation, amortization, and cost of company timber harvested	75,854	73,948	296,023	297,700
Selling and distribution expenses	187,826	232,282	785,243	832,485
General and administrative expenses	35,605	30,011	131,720	124,177
Other (income) expense, net	52,111	4,983	129,460	(83,535)
	1,767,761	1,800,934	7,333,047	7,364,690

Equity in net income (loss) of affiliates	(2,512)	(1,548)	(8,039)	2,061
Income (loss) from operations	(13,573)	62,287	81,089	444,028

Interest expense	(29,810)	(37,404)	(127,688)	(151,163)
Interest income	204	4,583	1,822	5,861
Foreign exchange gain (loss)	349	2,285	(2,834)	(395)
	(29,257)	(30,536)	(128,700)	(145,697)

Income (loss) before income taxes and minority interest	(42,830)	31,751	(47,611)	298,331
Income tax (provision) benefit	1,749	(8,384)	5,494	(116,349)

Income (loss) before minority interest	(41,081)	23,367	(42,117)	181,982
Minority interest, net of income tax	(579)	36	(384)	(3,408)
Net income (loss)	$(41,660) ========	$23,403 =======	$(42,501) ========	$178,574 =======

Net income (loss) per common share (2)
Basic	$(0.78) ========	$0.35 =======	$(0.96) ========	$2.89 =======
Diluted	$(0.78) ========	$0.34 =======	$(0.96) ========	$2.73 =======

Before nonroutine items

Net income	$4,966 =======	$20,740 =======	$46,773 =======	$121,273 =======
Net income per common share
Basic	$0.03 =======	$0.30 =======	$0.58 =======	$1.89 =======
Diluted	$0.03 =======	$0.29 =======	$0.57 =======	$1.80 =======

	SEGMENT INFORMATION (1)
	Three Months Ended December 31		Year Ended December 31
	2001	2000	2001	2000
	(thousands)
Segment Sales
Office products	$856,568	$921,361	$3,536,221	$3,697,229
Building products	537,486	544,821	2,387,952	2,482,789
Paper and paper products	474,123	488,322	1,942,439	2,048,034
Intersegment eliminations and other	(111,477)	(89,735)	(444,437)	(421,395)
Total	$1,756,700 ========	$1,864,769 ========	$7,422,175 ========	$7,806,657 ========

Segment income (loss)
Office products	$(9,364)	$34,000	$97,428	$236,574
Building products	5,527	2,027	(22,267)	52,066
Paper and paper products	6,206	40,094	70,670	202,621
Corporate and other	(15,389)	(6,966)	(65,754)	(41,767)
Total	(13,020)	69,155	80,077	449,494

Interest expense	(29,810)	(37,404)	(127,688)	(151,163)

Income (loss) before income taxes and minority interest	$(42,830) ========	$31,751 ========	$(47,611) ========	$298,331 ========
Before nonroutine items

Segment income (loss)
Office products	$39,897	$36,189	$146,689	$140,988
Building products	5,527	2,027	36,662	52,066
Paper and paper products	6,206	40,094	70,670	202,621
Corporate and other	(15,389)	(6,966)	(54,883)	(40,118)
Total	36,241	71,344	199,138	355,557

Interest expense	(29,810)	(37,404)	(127,688)	(151,163)

Income before income taxes and minority interest	$6,431 ========	$33,940 ========	$71,450 ========	$204,394 ========
(1)

FINANCIAL INFORMATION. The Statements of Income (Loss) and Segment Information are unaudited statements which do not include all Notes to Financial Statements and should be read in conjunction with the company's 2001 Annual Report. The 2001 Annual Report will be available in March 2002. Net income (loss) for the three months and years ended December 31, 2001 and 2000, involved estimates and accruals.

Fourth Quarter 2001 Nonroutine Items

In December 2001, we wrote down to its estimated fair value our investment in IdentityNow, a promotional products company in which we have a 29% investment and account for on the equity method. We recorded a noncash, pretax charge of $54.3 million. Under income tax accounting rules, we were able to record in the current period only a $4.6 million tax benefit related to this write-down. In December we received notice that the consolidated group, of which IdentityNow is a member, is experiencing liquidity problems which could impact IdentityNow. In addition, the promotional products industry has been hard hit by the recent decline in the U.S. economy as companies decrease their discretionary spending. Also in December, IdentityNow provided us revised revenue projections showing lower sales for the company than previously estimated. Based on this information, we concluded that a decline in the fair market value of our investment in IdentityNow was other than temporary. Using a discounted cash flow valuation method, we determined that the fair value of our investment should be reduced to approximately $25.0 million.

We also reversed $5.0 million of reserves for potential claims arising from the sale in 2000 of our European office products operations. Based on our current evaluation these reserves were no longer needed. These adjustments were recorded in our office products segment and in "Other (income) expense, net" in the Statement of Loss. Net income before these nonroutine items for the three months ended December 31, 2001, would have been $5.0 million, or 3 cents per basic and diluted share.

Fourth Quarter 2000 Nonroutine Item

In December 2000, we announced involuntary employee terminations in our office products segment and recorded $3.0 million of severance and facility closure expense. We also recorded an additional $0.8 million gain related to the September 2000 sale of our European office products operations. Both the loss and gain are recorded in "Other (income) expense, net" in the Statement of Income. In addition, we reduced our actual annual tax rate to 39% from the estimated 40.5% annual rate used through the first nine months of the year. Net income before these nonroutine items for the three months ended December 31, 2000, would have been 20.7 million, or 30 cents per basic share and 29 cents per diluted share.

Year Ended December 31, 2001, Nonroutine Items
In addition to the fourth quarter 2001 items previously discussed, the following nonroutine items occurred in 2001.

In February 2001, we announced the permanent closure of our plywood and lumber operations in Emmett, Idaho, and our sawmill in Cascade, Idaho, due to the significant decline in federal timber offered for sale. We completed these closures in the second quarter. In first quarter, we recorded a pretax charge of $54.0 million related to these closures. In addition, after ceasing development of operations in Chile, in first quarter, we wrote off our investment in assets in that country with a pretax charge of $4.9 million. We recorded both of these charges in our building products segment and in "Other (income) expense, net" in the Statement of Loss for the year ended December 31, 2001.

In first quarter, our corporate and other segment recorded a $10.9 million pretax, noncash charge to accrue for a one-time liability related to postretirement benefits for our Northwest hourly paperworkers. These workers participated in a multiemployer trust which converted to a single employer trust. This charge was recorded in "Other (income) expense, net" in the Statement of Loss for the year ended December 31, 2001.

Net income before all nonroutine items for the year ended December 31, 2001, would have been $46.8 million, or 58 cents per basic share and 57 cents per diluted share.
Year Ended December 31, 2000, Nonroutine Items

We sold our European office products operations to Guilbert S.A. of France resulting in a pretax gain for the year of $98.6 million, which is recorded in the office products segment and in "Other (income) expense, net" in the Statement of Income. This segment recorded $3.0 million of severance and facility closure expense. We also entered into forward contracts for the purchase of Australian dollars in anticipation of our acquisition in October 2000 of the Blue Star Business Supplies Group of US Office products in Australia and New Zealand. These contracts resulted in foreign exchange losses of $1.7 million in our corporate and other segment.

Net income before all nonroutine items for the year ended December 31, 2000, would have been $121.3 million, or $1.89 per basic share and $1.80 per diluted share.
Other

Our effective tax benefit rate for 2001 was 11.5%, compared with an effective tax provision rate of 39% in 2000. The 2001 rate was affected by the nondeductability of a portion of the write-down of our investment in an equity affiliate. Before nonroutine items, our annual tax provision rate in 2001 was 34%. The decrease in our 2001 tax rate, before nonroutine items, was due primarily to our charitable donation of surplus property in Vancouver, Washington, for which we received a tax benefit. Changes in our tax rates were also due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

(2)

NET INCOME (LOSS) PER COMMON SHARE. Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by applicable shares outstanding. For the three months and year ended December  31, 2001, the computation of diluted net loss per share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.

	Three Months Ended December 31		Year Ended December 31
	2001	2000	2001	2000
	(thousands, except per-share amounts)
BASIC
Net income (loss)	$(41,660)	$23,403	$(42,501)	$178,574
Preferred dividends (a)	(3,272)	(3,183)	(13,085)	(13,095)
Basic income (loss)	$(44,932) ========	$20,220 ========	$(55,586) ========	$165,479 ========

Average shares used to determine basic income (loss) per common share	58,043 ========	57,334 ========	57,680 ========	57,288 ========

Basic income (loss) per common share	$(0.78) ========	$0.35 ========	$(0.96) ========	$2.89 ========

DILUTED
Basic income (loss)	$(44,932)	$20,220	$(55,586)	$165,479
Preferred dividends eliminated	-	3,183	-	13,095
Supplemental ESOP contribution	-	(2,721)	-	(11,192)
Diluted income (loss) (b)	$(44,932) ========	$20,682 ========	$(55,586) ========	$167,382 ========

Average shares used to determine basic income (loss) per common share	58,043	57,334	57,680	57,288
Stock options and other	-	252	-	253
Series D Convertible Preferred Stock	-	3,783	-	3,872

Average shares used to determine diluted income (loss) per common share (b)	58,043 ========	61,369 ========	57,680 ========	61,413 ========

Diluted income (loss) per common share	$(0.78) ========	$0.34 ========	$(0.96) ========	$2.73 ========
(a)	Dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.
(b)

Adjustments totaling $275,000 for the three months ended December 31, 2001, and $1,347,000 for the year ended December 31, 2001, which reduced the basic net loss to arrive at diluted loss, were excluded because the calculation of diluted loss per share was antidilutive. Also, for the three months and year ended December 31, 2001, potentially dilutive common shares of 3,931,000 and 4,117,000 were excluded from average shares because they were antidilutive.